Exhibit 11.

United Community Bancshares, Inc. and Subsidiaries
Computation of Earnings per Share
(Unaudited)

                                                                 Nine Months Ended
                                                                    September 30,

                                                           1997                 1996
                                                           ----                 ----
Primary and fully diluted:
   Weighted average number of common shares
      outstanding                                        601,673              546,138
   Net effect of assumed exercise of stock options
      based on treasury stock method                           -                    - (1)
                                                     -----------          -----------
                                                         601,673              546,138
                                                     ===========          ===========

   Net income                                         $3,652,997           $3,404,926

   Net income per common share                             $6.07                $6.23


(1) Common stock equivalents are excluded because the aggregate dilution from the common stock equivalents is less than three percent of earnings per share outstanding.






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